Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director of Corporate Communications
(704) 890-5323
FOR IMMEDIATE RELEASE
Jack Henry Announces Fiscal 2026 Fourth Quarter and Full-Year Deconversion Revenue Results

MONETT, Mo., Aug. 11, 2026 — Jack Henry & Associates, Inc.® (Nasdaq: JKHY) announced today that deconversion revenue for the fiscal fourth quarter, ended June 30, 2026, was $9.3 million. Including these quarterly results, the deconversion revenue total for fiscal year 2026 is $42.8 million. For more information about how guidance is developed for deconversion revenue estimates, please see Jack Henry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on Aug. 3, 2023.

The majority of deconversion revenue is generated when one of Jack Henry’s clients agrees to be acquired by another financial institution, resulting in the termination of the client’s contract with Jack Henry. In these circumstances, Jack Henry’s recognition of deconversion revenue is driven by factors outside Jack Henry’s control, and this revenue does not represent the true operations of Jack Henry’s ongoing business of providing services to clients. As a result, Jack Henry excludes deconversion revenue from non-GAAP revenue reported in its quarterly and annual earnings releases.

About Jack Henry & Associates, Inc.®
Jack Henry® (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For 50 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,400 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.